Exhibit 99.1
Neurobiological Technologies Reports Third Quarter Financial Results
— Conference Call at 10:30 a.m. ET, May 13 —
Emeryville, CA, May 12, 2008 — Neurobiological Technologies, Inc. (NTI®) (Nasdaq: NTII) today announced financial results for its fiscal third quarter and the nine months ended March 31, 2008.
Revenues for the three months ended March 31, 2008 were $3.7 million compared to $4.9 million for the same three months last year.
Research and development expenses were $5.9 million for the third quarter of 2008 compared to $7.7 million for the same quarter last year. General and administrative expenses were $1.8 million for the three months ended March 31, 2008 compared to $1.7 million in the same period last year.
The net loss for the third quarter of fiscal 2008 was $5.1 million, or $0.19 per share, compared with a net loss of $4.4 million, or $1.04 per share, for the third quarter of 2007.
Revenues for the first nine months of fiscal 2008 were $11.2 million compared to $13.7 million in the same period of 2007. Research and development expenses were $18.8 million for the nine months ended March 31, 2008 compared to $19.2 million for the same period of 2007. General and administrative expenses were $5.3 million for the nine months ended March 31 compared to expenses of $4.7 million for the same period in 2007. The net loss for the nine months ended March 31, 2008 was $12.9 million, or $0.76 per share, compared to a net loss of $9.9 million, or $2.35 per share, for the nine months ended March 31, 2007.
Cash, cash equivalents and short-term investments were $34.6 million at March 31, 2008, and long-term investments were $11.7 million, totaling $46.3 million. During the three months ended March 31, 2008, NTI wrote-down the value of its auction rate securities, which are now classified as long-term investments, by approximately $1.8 million based on uncertainties in the credit markets.
“We are very pleased to have recently and successfully passed our fifth Data Safety Monitoring Board assessment of the Viprinex™ phase 3 clinical trials that are currently underway,” stated Paul E. Freiman, president and chief executive officer of NTI. "In addition, during the quarter we signed an agreement with the Buck Institute for Age Research that provides us development rights to an exciting compound in early development for the potential treatment of Alzheimer’s disease. We also amended our agreement with Merz Pharmaceuticals and Children’s Medical Center Corporation, effectively lengthening the term for which they are committed to pay us royalties on the sales of memantine, although at a lower rate than we received previously.”
“Looking forward, we are excited about the prospects for our key asset, Viprinex, which has the potential to be the first new drug approved for the treatment of stroke in over ten years,” continued Mr. Freiman. “Our main focus as a company is the development of this drug candidate, and the development of this asset is where substantially all of our operating funds are being spent. We believe Viprinex has the potential to double the treatment window over the current approved drug, while at the same time reducing the major side effect of symptomatic intracranial hemorrhage.”

Conference Call Information
NTI will webcast its quarterly financial results and host a conference call on Tuesday, May 13, 2008 at 10:30 a.m. (ET), 7:30 a.m. (PT). Dial-in number (877) 591-4953 (U.S. and Canada) and 719-325-4851 (International). The live webcast can be accessed by going to http://investor.shareholder.com/ntii/events.cfm. A playback of the conference call will be available from 1:30 p.m. (ET) on May 13, 2008 through midnight on May 17, 2008. Replay number: (888) 203-1112 (U.S. and Canada) / (719) 457-0820 (international). Replay access code: 3838724.
About Neurobiological Technologies, Inc.
Neurobiological Technologies is a biopharmaceutical company focused on developing novel, first-in-class agents for central nervous system conditions and other serious unmet medical needs. The Company’s most advanced product candidate, Viprinex™ (ancrod), is in Phase 3 clinical testing as a novel investigational drug with multiple mechanisms of action that is specifically designed to double the time period that patients can be treated after the onset of a stroke. NTI also has the right to receive royalty payments from sales of Namenda® (memantine HCL), an approved drug marketed for Alzheimer’s disease, and the right to receive payments from the development and marketing of XERECEPT® (corticorelin acetate injection), an investigational drug in Phase 3 clinical development for swelling associated with brain tumors. Additionally, NTI has rights to two compounds in early-stage development for Alzheimer’s and Huntington’s diseases.
Forward-Looking Statements
Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including uncertainties regarding the timing for completion of clinical trials, obtaining approval for Viprinex, our levels of future expenditures and capital resources and our need to raise additional capital to fund our operations, as well as other risks detailed from time to time in our Annual Report of Form 10-K, and updated periodically in our Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Actual results may differ materially from those projected. These forward-looking statements represent our judgment as of the date of the release. We undertake no obligation to update these forward-looking statements.

Source:	Neurobiological Technologies, Inc. (www.ntii.com)

Contact:	Matthew M. Loar, VP & CFO
(510) 595-6000

Investor	Walter Kass, Cordon Partners, LLC
Relations:	212-300-4708

Media:	Shari Germershausen, WeissComm Partners, Inc.
212-301-7218
-more-

CONDENSED STATEMENTS OF OPERATIONS
(Unaudited — in thousands, except per share amounts)

	Three months ended		Nine months ended
	March 31,		March 31,
	2008	2007	2008	2007

REVENUES
Technology sale and collaboration services	$1,523	$3,170	$5,002	$8,727
Royalty	2,161	1,708	6,245	4,952

Total revenues	3,684	4,878	11,247	13,679

EXPENSES
Research and development	5,945	7,690	18,822	19,230
General and administrative	1,757	1,686	5,327	4,745

Total expenses	7,702	9,376	24,149	23,975

Operating loss	(4,018)	(4,498)	(12,902)	(10,296)
Interest income	540	84	1,020	353
Interest expense, including non-cash amortization of $2,336 discount on notes for the nine months ended March 31, 2008	—	—	(2,479)	—
Non-cash gain on change in fair value of warrants	193	—	3,271	—
Impairment charge for decrease in value of investments	(1,778)	—	(1,778)	—

NET LOSS	$(5,063)	$(4,414)	$(12,868)	$(9,943)

BASIC AND DILUTED NET LOSS PER SHARE	$(0.19)	$(1.04)	$(0.76)	$(2.35)

Shares used in basic and diluted net loss per share calculation	26,913	4,238	16,963	4,228

SELECTED BALANCE SHEET DATA
(in thousands)

	March 31, 2008	June 30, 2007
	(unaudited)	(1)

Cash, cash equivalents & short-term investments	$34,550	$8,904
Working capital	25,676	(3,973)
Long-term investments	11,709	—
Total assets	47,838	10,921
Stockholders’ equity (deficit)	22,957	(22,093)

(1)	Derived from audited financial statements.
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